Exhibit 10.1

Renminbi Loan Application (short term)
(Applicable to the Middle & Small Scale Enterprise Renminbi Loan)
No.: 2010 Yishui BOC Jieshen 017#

To: Bank of China Yishui Branch
  To meet the need of business operation, in accordance with the “Middle & Small Scale Enterprise Credit Line Granting Agreement” No.: 2010 Yishui BOC Jieshen 016# and “Attachment 1: Applicable to Renminbi Loan Operations (short term)”, the Applicant hereby applies for Renminbi short term loan. The rights and obligation caused by above action shall apply to the engagement of above agreement, attachment and this application.

Article 1: Loan Amount

The loan amount is:	(in words) Renminbi Fifteen Million Yuan
(in number) 15,000,000.00

Article 2: Loan Period
The period is 12 months, starting from the loan fund drawdown date; If the fund is drawn by installments, it shall be starting from the first term drawdown date.

The applicant shall drawdown following strictly as scheduled; the actual drawdown date is later than scheduled date, the applicant shall repay the loan as scheduled by the application.
Article 3: Loan Purpose
The loan purpose is: working capital, cost for advertising and promotion
Article 4: Loan interest, interest computation and payment
4.1 Loan Interest rate
Fixed interest rate, in an annual rate of 6.116% remaining unchanged within the valid period of the application.
4.2 Interest computation
The interest shall be calculated from the drawdown date, according to the exact amount of the fund drawn and the exact using days.
4.3 Payment of Interest
The interest shall be paid by:
Paid by quarter, the 20th of the last month of the quarter shall be the interest computation day, the 21st shall be the payment day.

If the payment day of the last term is not on the above mentioned payment day, the last term repaid date shall be regarded as the payment day, on which the applicant pays up the payable interest.
4.4 Penalty Interest
4.4.1 If the applicant fails to carry out the payment on time, the penalty interest shall be charged on the overdue part of the loan in a penalty interest rate, until the loan principal and interest are paid up.

The penalty interest rate on the overdue loan shall be the rate under the Item 4.1 PLUS 50%.
4.4.2 If the applicant changes the loan purpose as stipulated, the mis-using penalty interest shall be charged on the mis-using part of the loan in a mis-using penalty interest rate from the date the loan is mis-used, until the loan is repaid up.
The mis-using penalty interest rate shall be the rate stipulated under Item 4.1 PLUS 100%.
4.4.3 The loan is overdue and mis-used, the interest shall be calculated based on the mis-using penalty interest rate.
4.4.4 If the applicant fails to pay the interest on time, in accordance with the interest payment stipulated under Item 4.3, the interest shall be calculated in the loan interest rate pursuant to Item 4.1 within the loan period; the loan is overdue, the compound interest shall be calculated in the Penalty interest rate pursuant to this item.
4.4.5 During the penalty interest and compound interest calculation, the loan lending interest incurs a adjustment, the above interest shall be calculated by terms from the date of adjustment.

Article 5: Date and Methods of Drawdown
5.1 The drawdown method and the date as following:
One-off drawdown on the date of 21-10-2010
5.2 The bank has the right to refuse to release the fund after the above drawdown date.

If the bank agrees to release the loan, it may has right to charge a commitment fee on the preferred drawdown in a rage of 0.03%; the part of the loan which the bank refuses to release, on which shall be charged the commitment fee in a rage of 0.03%.

Article 6: Loan Repayment
6.1 Except stipulated under another agreement, the applicant shall repay back the loan as following scheduled:

To repay up the loan in a lump sum at the expiration of the loan.

If the repayment schedule needs to be changed, the applicant shall submit a written application to the bank in 7 bank business days prior to the expiration of the loan, and it shall be confirmed by both parties in writing.

6.2 Except stipulated under another agreement, if the Applicant defaults on the loan principal and interest, the bank has the right to decide the repayment order of the loan principal or the interest; in the event of repaying by installments, there are many due or overdue loans under this application, the bank has the right to decide the repayment order of above loans; if there are many due loan contracts between the Applicant and the bank, the bank has the right to decide the repayment order of these loan contract.

6.3 Except stipulated under another agreement, if the Applicant decides to repay the loan ahead of schedule, shall inform the bank in writing in 7 bank business days advance. The fund shall be repaid to the latest due loan, following a reverse order of repayment.

The bank has the right to charge the compensation in a rate of 10% of the payment in advance.
6.4 The applicant shall carry out the repayment as following:

The Applicant shall deposit enough money in the repayment account in 2days prior to the due date of each payable term of principal and interest; the bank has the right to draw the above fund from the repayment account on the date of each due term of principal and interest.

The repayment account is: Shandong Longkong Travel Development Co., Ltd
Account No.:

Article 7: Warranties
7.1 The warranties of the debt under this application is:
This application is the Main contract under the “Pledge Contract of Middle & Small Scale Enterprise in a Maximum Amount”, Contract No.: 2010 Yishui BOC Gao e di 016#, signed between the guarantor Yishui Yinhe Tourism Developing Co., Ltd and the bank, which provides the warranties to the main contract.

This application is the Main contract under the “Guarantee Contract of Middle & Small Scale Enterprise in a Maximum Amount”, Contract No.: 2010 Yishui BOC Gao e di 016-1#, signed between the guarantor Mr. Zhang Shanjiu and the bank, which provides the warranties to the main contract.

This application is the Main contract under the “Guarantee Contract of Middle & Small Scale Enterprise in a Maximum Amount”, Contract No.: 2010 Yishui BOC Gao e di 016-2#, signed between the guarantor Junan Tianma Tourism Developing Co., Ltd and the bank.

This application is the Main contract under the “Guarantee Contract of Middle & Small Scale Enterprise in a Maximum Amount”, Contract No.: 2010 Yishui BOC Gao e di 016-3#, signed between the guarantor Yishui Yinhe Tourism Developing Co., Ltd and the bank.

This application is the Main contract under the “Guarantee Contract of Middle & Small Scale Enterprise in a Maximum Amount”, Contract No.: 2010 Yishui BOC Gao e di 016-4#, signed between the guarantor Yishui Underground Fluorescence Lake Tourism Developing Co., Ltd
7.2 If the Applicant or the Guarantors incur such events which the bank believes that may effect their contract performing abilities; or the guarantee contract become invalid, canceled or terminated; or the Applicant or guarantors incur a financial status worsening, or involved into a material lawsuit or arbitration; or other matters may cause the contract performing abilities; or the guarantors breach this Guarantee contract or other contract signed with the bank; or the guaranty incurs depreciation, damage, losses, sealed up, which causes the guarantee value decreasing or loss, in such events, the bank has the right to require the Applicant to provide a new warranty, to change guarantors and other actions to secure the debt under this contract.

Article 8: Attachment
The following attachment or other attachments which accepted by both parties shall be regarded as the inseparable part of the application, has the same legal effect with the application.
Renminbi Loan Drawdown Application (short term);

Applicant: Shandong Longkong Travel Development Co., Ltd (sealed)
Signed by Authorized Person:       /s/ Zhang Shanjiu
Date: 20-10-2010

Bank Approval:  Approved  (and sealed by: BOC Yishui Branch)
Signed by Authorized Person/manager:       /s/ Li Shiming
Date: 20-10-2010